POST- TERMINATION ENDORSEMENT NO. 1

to the

AMENDED AND RESTATED
QUOTA SHARE REINSURANCE AGREEMENT
(hereinafter referred to as the "Agreement")

between

AMTRUST INTERNATIONAL INSURANCE, LTD.
Hamilton, Bermuda
(hereinafter referred to as the "Company")

and

MAIDEN REINSURANCE LTD.
Hamilton, Bermuda
(hereinafter referred to as the "Reinsurer")

WHEREAS, Maiden Holdings, Ltd., a Bermuda company, the Reinsurer and Enstar Group Limited, a Bermuda company ("Enstar"), entered into a Master Agreement on March 1, 2019 (the "Master Agreement") pursuant to which Reinsurer and Enstar's indirect subsidiary, Cavello Bay Reinsurance Limited, a Bermuda insurance company (the "Retrocessionaire"), will enter into an Adverse Development Cover Agreement (the "ADC Agreement") by which Reinsurer will retrocede and the Retrocessionaire will assume one hundred percent (100%) of certain liabilities of Reinsurer under this Agreement, as amended, for "Covered Losses" in excess of the "Retention" and up to the "Aggregate Limit," as such terms are defined in the ADC Agreement;

WHEREAS, in connection with Reinsurer's agreement to enter into the ADC Agreement, the Reinsurer has requested that the Company and Technology Insurance Company, Inc. ("Technology"), an Affiliate of the Company, which is reinsured by the Company with respect to Covered Losses as defined in the ADC Agreement, to release certain funds deposited as security by Reinsurer pursuant to this Agreement for the benefit of the Company and Technology in exchange for the Retrocessionaire posting alternative collateral, subject to the terms of the Master Collateral Agreement effective July __, 2019 among the Reinsurer, Company, Retrocessionaire, Technology and AmTrust Financial Services, Inc. ("AFSI") to be entered simultaneously with the execution of the ADC and this Post-Termination Endorsement No. 1 (the "Master Collateral Agreement");

WHEREAS, each of the Company and Technology are willing to enter into the Master Collateral Agreement, subject to the amendments to the Agreement set forth in this Post-Termination Endorsement No. 1.

NOW, THEREFORE, The parties agree to amend the Agreement effective as of 12:01 a.m., Eastern Standard Time, July 31, 2019 as follows:

1. Paragraph A.2 of Endorsement No. 2, effective July 1, 2007, which amended Paragraph A of ARTICLE V – LIABILITY OF THE REINSURER and which established a loss corridor with respect to certain specified Covered Business is hereby deleted in its entirety and replaced with the following:

   Loss Corridor. The Company shall be responsible, and the Reinsurer shall not indemnify the Company, for all Ultimate Net Loss amounts otherwise recoverable from Reinsurer under this Agreement with respect to the specialty middle-market (as defined in Section A.3 of Schedule A) (also referred to as specialty program business) portion of the Covered Business from the Effective Time, excluding workers' compensation business included therein for the period from the Effective Time through December 31, 2012, above a Loss Ratio to the Reinsurer of 81.5% up to a Loss Ratio to the Reinsurer of 95%, up to a maximum amount of $40,500,000. For the purposes of this Agreement, "Loss Ratio" means the total of Ultimate Net Loss incurred by the Reinsurer from the Effective Time through the date of calculation, for which the Reinsurer would be responsible under this Agreement in the absence of this provision, divided by the Reinsurer's earned premium during that same period.

2. ARTICLE XXIII – UNAUTHORIZED REINSURANCE, as amended by the Termination Endorsement, effective January 1, 2019, is hereby deleted in its entirety and restated as follows:

   ARTICLE XXIII – SECURITY FOR REINSURER'S OBLIGATIONS

   A. The Reinsurer will timely fund or provide security for Reinsurer's Obligations (as defined below) by:

      (1) transferring to the Company assets (the "Reinsurer Trust Assets") for deposit into one or more trust accounts established or to be established by Company for the sole benefit of an Affiliate (each an "Affiliate Trust Account") or the sole benefit of the Company (each a "Company Trust Account") with a trustee (the "Trustee"), which Trustee shall be at the time an Affiliate Trust Account or Company Trust Account is established, acceptable, and shall continue to be acceptable, to the Company and the subject Affiliate, and shall not be a parent, subsidiary or affiliate of the Reinsurer, Company or such Affiliate, pursuant to a trust agreement meeting the applicable requirements of the jurisdictions having regulatory authority over each applicable Affiliate (each an "Affiliate

Trust Agreement") or the Company (each an "Company Trust Agreement"; and/or

(2) pursuant to the Master Collateral Agreement, causing the Retrocessionaire to deliver on the Reinsurer's behalf, one or more clean, unconditional and irrevocable letters of credit to the Company and Technology (each, a "Letter of Credit") in form and substance satisfying the requirements of each Governmental Authority having regulatory authority over such Affiliate;

(3) at the request of the Company, authorizing the Company to withhold Subject Premium ("Withheld Funds") to the extent that the Company or an Affiliate determines it is required to permit the Company or an Affiliate to fund statutory deposit requirements, subject to the Company's payment of interest on Withheld Funds as set forth below.

a. Provided that Obligations are fully secured, within sixty (60) days of the end of each calendar quarter, the Company will pay Reinsurer a fixed annual interest rate of 3.50% (the "Interest Rate") on the Withheld Funds balance. The Company may retain any interest payable to the Reinsurer to the extent that the Reinsurer, pursuant to the Company's calculation based on the current calendar quarter's data, has not fully secured the Obligations. Any interest so retained will be added to Withheld Funds immediately. The parties agree that for each calendar quarter interest shall be calculated based on the average daily Withheld Funds balance for the subject calendar quarter for the calendar quarter ended March 31, 2019, interest shall be calculated for the period from and including January 11, 2019 through March 31, 2019 and that for subsequent calendar quarters, interest shall be calculated based on the number of days in which there is a Withheld Funds balance.
b. The Interest Rate and any reset Interest Rate as determined below shall apply only to the assets constituting the Withheld Funds balance as of January 14, 2019, including substitutions of assets with respect thereto.
c. The Interest Rate for calendar year 2020 and each succeeding calendar year will reset as set forth herein on an annual basis on December 31, 2019 and each succeeding December 31, respectively ("Reset Date").
d. On each Reset Date, the reset Interest Rate shall be mutually determined by the parties, in good faith, based on the current market yield on a portfolio similar to the portfolio of Reinsurer Trust Assets maintained by the Reinsurer for the benefit of the Company as of December 31, 2018. The parties shall consider, without limitation, (i) principal reinvestment that may have taken place over time at market yields in effect at the time of principal receipt, (ii) the reduced duration of the portfolio that likely would have occurred over time, (iii) potential mark to market movements that may have occurred on the portfolio based on shifting portfolio market yields, and (iv) any other factors

that both parties agree are relevant. If the parties are not able to reach an agreement on a reset Interest Rate, the Interest Rate as of the immediately prior December 31 shall remain in effect.

e. The parties further agree that a reasonable benchmark for current and historical market yields is USD US Corporate A+, A, A- five year corporate yield from the Bloomberg BVSC0074 Index, which is quoted as a 3.495% yield as of January 9, 2019.

(4) In the event that the Company is not required to provide security to an Affiliate pursuant to an Underlying Reinsurance Agreement in order for that Affiliate to receive credit for reinsurance or to comply with the requirements of any Governmental Authority, the Reinsurer agrees that it will establish a Company Trust Account for the sole benefit of the Company pursuant to a trust agreement to be entered by the Reinsurer, Company and a Trustee, which meets the applicable requirements of each Governmental Authority having regulatory authority over the Company and in a form substantially similar to the existing Affiliate Trust Agreements and that upon the establishment of such Company Trust Account, the Company will cause the subject Affiliates to release Reinsurer Trust Assets held by such Affiliates for deposit into the Company Trust Account. Any such assets in the Company Trust Account, and any additional assets provided by the Reinsurer for deposit in the Company Trust Account, shall be deemed Reinsurer Trust Assets.

(5) The Company also shall establish a Company Trust Account in a form substantially similar to the existing Affiliate Trust Accounts for the deposit of Reinsurer Trust Assets which secure the Indirect Obligations.

For the avoidance of doubt, taking into account the undrawn balance of any Letter(s) of Credit, the Reinsurer shall not be required to provide or cause to be provided security pursuant to this Article XXIII with an Aggregate Collateral Value (as defined below) in excess of the Reinsurer's Obligations.

B. The "Obligations" referred to herein means as of any date of determination, an amount equal to (i) 100% of the sum of the Direct Obligations, plus (ii) with respect to the Direct Obligations, the Funding Percentage multiplied by the sum of the Direct Obligations, plus (iii) the Indirect Obligations.

(1) "Direct Obligations" means the then current (as of the end of each calendar quarter) sum of:

(a) The amount of Ultimate Net Loss ceded hereunder for which the Reinsurer is responsible to the Company but has not yet paid, including, without duplication, with respect to each Affiliate, the amount of ceded Ultimate Net Loss for which the Company is responsible to such Affiliate but has not yet paid;

(b) The amount of ceded reserves hereunder for Ultimate Net Loss (including without limitation ceded reserves for claims reported but not resolved and losses incurred but not reported) for which the Reinsurer is responsible to the Company, including, without duplication, with respect to each Affiliate, the amount of ceded Ultimate Net Loss for which the Company is responsible to such Affiliate; and

(c) The amount of ceded reserves hereunder for Subject Premium, including, without duplication, with respect to each Affiliate, the amount of ceded reserves for unearned Affiliate Subject Premiums attributable to such Affiliate.

(2) For the avoidance of doubt, the Direct Obligations shall not include any business ceded under the Quota Share Reinsurance Contract among AmTrust Europe Limited ("AEL"), an Affiliate of the Company, AmTrust International Underwriters DAC ("AIU"), an Affiliate of the Company, and Reinsurer dated as of April 1, 2011, as amended (the "European Quota Share")

(3) "Indirect Obligations" means, at such times as the Funding Percentage is 5%, the amount equal to 5%, and in the event that the Funding Percentage is 10%, the amount equal to 10%, of the aggregate amount of the security that the Reinsurer is required to post for the benefit of each of AEL and AIU pursuant to the European Quota Share.

"Funding Percentage" means 5%, provided that, immediately upon a Reinsurer Change of Control in which any Person or group of Persons acting in concert, other than a Company Affiliate, in a transaction or series of transaction acquires ownership and control of more than 50% of the voting shares or assets of Reinsurer, the Funding Percentage shall be 10%.

"Company Affiliate" means Barry D. Zyskind, George Karfunkel or Leah Karfunkel, or with respect to them, another Person that, directly or indirectly, controls, is controlled by, or is under common control with, any of them, where "control," including the terms "controlling," "controlled by" and "under common control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise., acting alone or in concert with each other or other Persons acquire ownership and control of such voting shares or assets.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Authority or other entity.

"Governmental Authority" means any government, political subdivision, court, arbitrator, arbitration panel, mediator, mediation panel, board, commission, regulatory

or administrative agency or other instrumentality thereof, whether federal, state, provincial, local or foreign and including any regulatory authority which may be partly or wholly autonomous.

C. With respect to the Affiliate Trust Accounts and if applicable, Company Trust Accounts, the following shall apply:

(1) The Reinsurer shall transfer Reinsurer Trust Assets to the Company, and the Company shall immediately upon receipt thereof transfer to the Trustee, for deposit into the applicable Affiliate Trust Account or Company Trust Account, such Reinsurer Trust Assets, to be held in trust by the Trustee for the benefit of such Affiliate, or as the case may be, the Company, as security for the payment of the Reinsurer's Obligations. The Reinsurer Trust Assets shall be maintained in the Affiliate Trust Account or Company Trust Account, as the case may be, as long as the Reinsurer continues to remain liable for its Obligations; provided however, that, with respect to Affiliate Trust Accounts, all Reinsurer Trust Assets shall be maintained in a sub-account of the Affiliate Trust Account separate and apart from any other assets deposited therein by the Company. For each Affiliate Trust Account in which Reinsurer Trust Asset shall be deposited and, as applicable, the Company Trust Account, the Company shall authorize and direct the Trustee to timely provide to the Reinsurer all account statements and other notices to be delivered to the Company under the related Affiliate Trust Agreement.

(2) The Reinsurer agrees that the Reinsurer Trust Assets shall be valued according to their current fair market value and shall consist only of currency of the United States of America, certificates of deposit issued by a United States bank and payable in United States legal tender, and investments of the types permitted by the Delaware Insurance Code ("Authorized Investments"). The Company agrees that the Reinsurer Trust Assets will be managed for the Company by AII Insurance Management, Ltd. ("AIM") in accordance the terms of and pursuant to the Asset Management Agreement dated July 3, 2007 entered into by Reinsurer and AIM (the "Asset Management Agreement").

(3) The Reinsurer, prior to transferring the Reinsurer Trust Assets to the Company, shall execute all assignments and endorsements in blank, and shall transfer legal title to the Company of all shares, obligations or any other assets requiring assignments, in order to permit the Reinsurer to transfer to the Trustee such Reinsurer Trust Assets for deposit into the Affiliate Trust Account or, as applicable, the Company Trust Account.

(4) All settlements of account between the Company and an Affiliate with respect to Reinsurer Trust Assets shall be made in cash or its equivalent.

(5) The Reinsurer acknowledges that the Reinsurer Trust Assets may be withdrawn by Company or any such Affiliate at any time, notwithstanding any provisions in

this Agreement or any Underlying Reinsurance Agreement, provided that such withdrawn assets shall be applied and utilized by the Company or an Affiliate or any successor of the Company or such Affiliate by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator of such Affiliate or the Company, without diminution because of the insolvency of the Company or such Affiliate, only for the following purposes:

(a) to reimburse Ultimate Net Loss paid by the Company or an Affiliate but not received from the Reinsurer or the Company, as the case may be, or for unearned premiums due to the Company or an Affiliate but not otherwise paid by the Reinsurer or the Company, as the case may be, with respect to the business reinsured hereunder; or

(b) to make payment to the Reinsurer of any amounts held in the Company Trust Account and Affiliate Trust Accounts that exceeds the Obligations (less the undrawn balance available under any Letter(s) of Credit for the benefit of such Affiliate and less the fair market value of the Withheld Funds of such Affiliate), respectively; or

(c) to pay any other amounts that the Company claims is due under this Agreement or the European Quota Share or that an Affiliate claims is due under the Underlying Reinsurance Agreement with respect to such amounts reinsured hereunder; or

(d) where the Company or an Affiliate has received notification of termination of a Company Trust Account or an Affiliate Trust Account in which Reinsurer Trust Assets are held, and where the Obligations under this Agreement or the European Quota Share with respect to amounts reinsured hereunder or thereunder, or the related Underlying Reinsurance Agreement remain unliquidated and undischarged ten (10) days prior to such termination, to withdraw amounts equal to such Obligations (less the undrawn balance available under any Letter(s) of Credit for the benefit of such Affiliate and less the fair market value of the Withheld Funds of such Affiliate) and deposit such amounts in a separate account, in the name of the Company or such Affiliate, as the case may be, in any United States bank or trust company, apart from its general assets, in trust for such uses and purposes specified in subparagraphs (a) and (b) above as may remain executory after such withdrawal and for any period after such termination.

D. With respect to assets to be returned to the Reinsurer from an Affiliate Trust Account or as applicable, the Company Trust Account, the following shall apply:

(1) The Company, at the written request of the Reinsurer, (i) shall use commercially reasonable efforts to seek the applicable Affiliate's approval to withdraw all or any part of the Reinsurer Trust Assets from the Affiliate Trust Account established for the benefit of such Affiliate and shall transfer such assets to the

Reinsurer, and (ii) as applicable, with respect to Company Trust Accounts, shall approve the withdrawal of any part of the Reinsurer Trust Assets therein, provided that in each case, the withdrawal conforms to the following requirements:

(a) the Reinsurer shall, at the time of any such withdrawal, deliver to the Company, for deposit by the Company into such Affiliate Trust Account or as applicable, the Company Trust Account, other Authorized Investments having a market value equal to the market value of the assets withdrawn from such Affiliate Trust Account or as applicable, the Company Trust Account, and

(b) after such withdrawal, transfer, and deposit into such Affiliate Trust Account or as applicable, the Company Trust Account, the market value of assets in the Affiliate Trust Accounts established for the benefit of such Affiliate and as applicable, the assets in the Company Trust Account, is in an amount no less than the Obligations (less the undrawn balance available under any Letter(s) of Credit for the benefit of such Affiliate and less the fair market value of the Withheld Funds of such Affiliate).

(2) If an Affiliate returns to the Company excess assets withdrawn from the Affiliate Trust Account established for such Affiliate or an excess portion of the Withheld Funds, the Company shall immediately return to the Reinsurer its proportionate share of such excess assets.

(3) If, as of any date of determination, and with respect to the Company or any Affiliate, the sum of (w) the fair market value of the Reinsurer Trust Assets for the benefit of the Company or such Affiliate, (x) the undrawn balance of any Letters of Credit for the benefit of such Affiliate provided by or on behalf of the Reinsurer, (y) the fair market value of any separate account established by the Company or such Affiliate as described in Section C(5)(d) of this Article XXIII or Section 5.5 of the Master Collateral Agreement, and (z) the Withheld Funds of the Company or such Affiliate (the "Aggregate Collateral Value"), exceeds the sum of the Reinsurer's Obligations with respect to the Company or such Affiliate and the overall Aggregate Collateral Value exceeds the Excess Funding Requirement, as defined below (the "Excess Collateral Value"), the Company shall, with respect to such excess collateral, at its option, undertake one or more of the following:

(a) a withdrawal of such Reinsurer Trust Assets and the payment of withdrawn Reinsurer Trust Assets to the Reinsurer from the Company Trust Account or, with respect to an Affiliate Trust Account, pursuant to Section D(1) of this Article XXIII,

(b) payment to the Reinsurer of an amount in cash;

(c) payment to the Reinsurer of such Withheld Funds and/or payment to the Company by such Affiliate of Withheld Funds, and the payment to the Reinsurer of its proportionate share thereof;

(d) a payment to the Reinsurer by the Company from any separate account or accounts established by the Company as described in Sections C(5)(d) of this Article XXIII and or a payment to the Company by such Affiliate from any separate account or accounts established by such Affiliate as described in Section C(5)(d) of this Article XXIII or Section 5.5 of the Master Collateral Agreement, and the payment to the Reinsurer of its proportionate share thereof; and/or

(e) in accordance with the Master Collateral Agreement, the amendment or replacement of any of such Letters of Credit to reduce the undrawn balance of such Letters of Credit after giving effect to such amendment or replacement;

provided that the aggregate amount of such payments to the Reinsurer pursuant to (a) through (d) (which if paid using assets other than cash, such assets shall be valued at their fair market value at time of payment) plus such reduction in the undrawn balance of the Letters of Credit pursuant to (e) above shall at least equal the Excess Collateral Value. The Aggregate Collateral Value and the Reinsurer's Obligations with respect to such Affiliate shall be calculated (separately as to each Affiliate) as of the last day of each calendar quarter during the term of this Agreement, and the Excess Collateral Value, if any, resulting from such calculations shall be remitted to the Reinsurer not later than the forty-fifth (45th) calendar day following the end of such calendar quarter.

"Excess Funding Requirement" means as of any date of determination, the greater of (A) $54,000,000 or (B) the positive amount, if any, of (i) the sum of the Direct Obligations and the product of the Direct Obligations multiplied by the Funding Percentage, less (ii) the sum of the Direct Obligations plus the amount equal to 2% of the Direct Obligations related to AII and Technology and not to AEL or AIU; *provided, however*, that if the sum of the "Covered Losses" and "Commuted Covered Losses" paid or payable by the Retrocessionaire under the ADC Agreement exceed $499,000,000, the Excess Funding Requirement shall equal $0. To the extent that, over time, the amount of item (A) in the Excess Funding Requirement definition is materially greater than item (B) in the Excess Funding Requirement definition, the Company and the Reinsurer shall work together in good faith to revise the Excess Funding Requirement definition.

(4) In the event that any Affiliate or the Company withdraws Reinsurer Trust Assets from an Affiliate Trust Account or as applicable, the Company Trust Account, draws on a Letter of Credit and/or utilizes Withheld Funds in excess of the Reinsurer's Obligations, in excess of the amount payable by the Reinsurer to the Company with respect to such Obligations, or other than for the purposes described

in Section C(5) of this Article XXIII or Section 5.5 of the Master Collateral Agreement, the Company shall reimburse the Reinsurer, or with respect to the Letters of Credit, the Retrocessionaire, immediately for such amounts, taking into account any payments made by the Company to or on behalf of the Reinsurer pursuant to Section E(4) of this Article XXIII. If the Company or an Affiliate draws on a Letter of Credit such drawn amounts shall be subject to the Applicable terms of the Master Collateral Agreement.

(5) If the Company or an Affiliate withdraws Reinsurer Trust Assets from the Company Trust Account or any Affiliate Trust Account or draws on a Letter of Credit and deposits such assets in a separate account as described in Section C(5)(d) of this Article XXIII, the Company shall pay to the Reinsurer, not later than 15 calendar days following the end of each calendar month during the term of this Agreement, an amount equal to all dividends, interest and other income earned on the assets held in such account during such month, except to the extent that such dividends, interest or other income relate to assets of the Reinsurer for which the Company has made payment to the Reinsurer pursuant to Paragraph 2 of this Article XXIII(D) and except to the extent that the Aggregate Collateral Value at such time is less than the Reinsurer's Obligations with respect to such Affiliate; provided that any such payment shall be net of the Reinsurer's proportionate share of fees of the Trustee with respect to Reinsurer Trust Assets and shall be reduced by the amount of any unpaid fees or expenses then due and payable under the Asset Management Agreement .

E. The Company, upon receipt and not less frequently than quarterly, will provide to the Reinsurer statements prepared by the Affiliates for the purpose of showing the Reinsurer's Obligations to the Company and/or Company's Obligations in respect of each Affiliate and a statement prepared by Company showing the Reinsurer's Obligations. If the Reinsurer's Obligations exceeds the market value of the security provided by the Reinsurer to the Company for itself or any Affiliate as required by in Section A of this Article XXIII, the Reinsurer will, within fifteen (15) days of receipt of the statements, provide additional security of such types with respect to the Reinsurer's proportionate share of the Obligations to such Affiliate(s).

3. The Company and the Reinsurer acknowledge and agree that (i) when Article I was deleted and restated as part of the Partial Termination Endorsement (effective January 1, 2019) to this Agreement, the definition of "Covered Business" was inadvertently omitted and (ii) Article I was intended, and shall be deemed, to read as follows, effective January 1, 2019, with the definition of Covered Business added as shown in **bold text** below:

"The Reinsurer, subject to the terms and conditions hereunder and the exclusions set forth herein, agrees to indemnify the Company, as specified in Article V below, for its Ultimate Net Loss which accrues during the term of this Agreement under any and all binders, policies, or contracts of insurance issued by Affiliates (individually,

a "Policy" and, collectively, "Policies") pursuant to an Underlying Reinsurance Agreement to the extent covering the lines of business being ceded hereunder immediately prior to the Effective Time (excluding Terminated Business)**(the "Covered Business")**. Covered Business shall not include any Policy to the extent that the ceding Affiliate's retention exceeds $5,000,000."

4. All other terms and conditions of the Agreement, as amended, which pertain to business ceded to the Reinsurer shall remain in effect until the final resolution of Ultimate Net Loss on all ceded business.

5. In connection with this Agreement, the Company and the Reinsurer entered into a Reinsurer Trust Assets Collateral Agreement dated as of December 1, 2008, as amended (the "Collateral Agreement"). The Company and the Reinsurer hereby agree, that notwithstanding anything in the Collateral Agreement to the contrary, to the extent of any inconsistency between this Agreement and the Collateral Agreement, this Agreement shall control.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto, by their respective duly authorized officer, have executed this POST-TERMINATION ENDORSEMENT NO. 1 as of the dates set forth below:

AMTRUST INTERNATIONAL INSURANCE, LTD.	MAIDEN REINSURANCE LTD.
By:____________________	By: [signature]
Dated:____________________	Dated: 7/30/2019

IN WITNESS WHEREOF, the parties hereto, by their respective duly authorized officer, have executed this POST-TERMINATION ENDORSEMENT NO. 1 as of the dates set forth below:

AMTRUST INTERNATIONAL INSURANCE, LTD.	MAIDEN REINSURANCE LTD.
By: [signature]	By:________________
Dated: July 31, 2019	Dated:________________